Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

424B7

(Form Type)

BigCommerce Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Series 1 Common Stock, par value $0.0001 per share (“Series 1 Common Stock”)	Rule 457(c)	314,192(1)	$8.24(2)	$2,588,942.08 (2)	0.00011020	$285.31(3)
Fees Previously Paid	Equity	Series 1 Common Stock	—	—	—	—	—	—
	Total Offering Amounts				—	$2,588,942.08 (2)	—	—
	Fees Previously Paid				—	—	—	—
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	—	—	$285.31
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), Registration Statement on Form S-3ASR (Registration No. 333-262662) also covers any additional securities issuable in connection with any stock split, stock dividend, or similar transaction with respect to the securities being registered pursuant to that registration statement.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the NASDAQ Global Market on November 9, 2022.

(3)

The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-262662) paid with the filing of this prospectus supplement.